Exhibit 77D - DWS Alternative Asset
Allocation Plus VIP (a series of
DWS Variable Series II)

Effective December 1, 2009,
portfolio management expanded the
iGAP overlay for the portfolio
to include commodity futures.


C:\Documents and Settings\
e444940\Local Settings\
Temporary Internet Files\
OLK8B\Exhibit 77D AAA Plus VIP.doc